Exhibit 10.19

January 5, 2009

Mr. Tony Strange

Gentiva Health Services Inc.

3350 Riverwood Parkway

Suite 1400

Atlanta, GA 30339

Dear Tony:

In connection with your appointment as Chief Executive Officer of Gentiva Health Services Inc. (the “Company”), effective January 1, 2009 your annual base salary will be increased to $625,000 and your target annual bonus will be 100% of your base salary. In addition, you will receive a grant of nonqualified options to purchase 125,000 shares of Company common stock under the Company’s 2004 Equity Incentive Plan. The grant will be effective on January 5, 2009, and the exercise price per share will be the volume weighted average price per share of Company common stock on NASDAQ on the grant date. One half of the option will vest only if performance goals are met and the other half will provide for time-based vesting. The vesting schedule for both the performance-based and time-based portions of the option will be 50% on the second anniversary of the grant date and 25% on each of the following two anniversaries of the grant date. The performance goals for the performance vested portion of the option will be based on cumulative EBITDA margin growth compared to the 2008 base year. The terms of the stock option will be set forth in a definitive stock option agreement.

Except as modified above, the Letter Agreement dated February 28, 2008 between you and the Company, the Confidentiality, Non-Competition and Intellectual Property Agreement dated as of February 28, 2006 by and among you, the Company and The Healthfield Group, Inc., and your Change in Control Agreement dated February 28, 2008 with the Company will continue in effect.

Sincerely,

/s/ Stuart R. Levine
Stuart R. Levine
Chairman of the Compensation Committee